Exhibit 5.1

Allen Matkins Allen Matkins Leck Gamble Mallory & Natsis LLP Attorneys at Law 1900 Main Street, 5th Floor | Irvine, CA 92614-7321 Telephone: 949.553.1313 | Facsimile: 949.553.8354 www.allenmatkins.com
Keith Paul Bishop E-mail: kbishop@allenmatkins.com Direct Dial: 949.851.5428 File Number: 119520-00002/OC1117347.01

August 4, 2016

Autobytel Inc. 18872 MacArthur Boulevard, Second Floor Irvine, CA 92612-1400 Attention: Glenn E. Fuller, Esq. Executive Vice President, Chief Legal and Administrative Officer and Secretary

Re:	Autobytel Inc. — Registration Statement for Offering of an Aggregate of 2,000,000 Shares of Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to Autobytel Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, (the "Securities Act") of 2,000,000 shares of the Company's common stock, par value $0.001 per share, (the "Shares") authorized for issuance under the Autobytel Inc. 2014 Amended and Restated Equity Incentive Plan (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents, originals or copies of certificates of public officials and officers of the Company, and the text of the Plan.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.  Our opinion set forth below is based on the text of the Plan included as Appendix A to the Company's proxy statement with respect to its annual meeting of stockholders held on June 20, 2016.  Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on this review and subject to the foregoing, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration, constituting not less than the par value per Share, fully received) pursuant to the provisions of the Plan and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations thereunder.

This opinion letter is rendered as of the date first written above and assumes that no changes in the law will have occurred, including changes affecting the valid issuance of the Shares.  We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company and the Shares.  This opinion is rendered solely in connection with the Registration Statement and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Allen Matkins Leck Gamble Mallory & Natsis LLP

Allen Matkins Leck Gamble Mallory & Natsis LLP

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